Exhibit 3.2

MFA FINANCIAL, INC.

ARTICLES SUPPLEMENTARY

MFA Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Section 6(d) of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 4,000,000 authorized but unissued shares of common stock, par value $0.01 per share, of the Corporation as additional shares of 6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation (the “Series C Preferred Stock”). The total number of shares of Series C Preferred Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary is 16,650,000.

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series C Preferred Stock is contained in the Articles Supplementary filed with, and accepted for record by, the SDAT on February 28, 2020.

THIRD: The Series C Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 12th day of August, 2025.

ATTEST:		MFA FINANCIAL, INC.

By:	/s/ Harold E. Schwartz	By:	/s/ Craig L. Knutson
Name:	Harold E. Schwartz	Name:	Craig L. Knutson
Title:	Secretary	Title:	Chief Executive Officer